Exhibit 10.13

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”), is made and entered into as of January 29, 2025, by and between SOLV Energy, LLC, a Delaware limited liability company (the “Company”), and Chad Plotkin, an individual (“Executive”).

RECITALS

A. WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management;

B. WHEREAS, the Company desires to provide Executive with certain benefits if Executive’s employment is terminated under certain circumstances; and

C. WHEREAS, the Company and Executive have determined it is in their mutual best interest to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Second Amended and Restated Limited Partnership Agreement of SOLV Energy Management Holdings LP (f/k/a AS Renewable Technologies Management LP), a Delaware limited partnership (the “Partnership”), dated as of October 7, 2024 (as amended, restated or otherwise modified, the “LPA”). For purposes of this Agreement, the following terms shall have the meanings specified below:

1.1. “Annual Base Salary” means Executive’s base annual salary, excluding overtime pay, bonus, income from equity awards, special enhancements, Company-provided fringe and other benefits, and all other amounts of special or nonrecurring compensation, in effect on the date of Executive’s termination of employment (or, in the case, of a resignation with Good Reason under clause (ii) of the definition thereof in the LPA, as in effect immediately prior to such decrease in base salary).

1.2. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

2. SCOPE OF AGREEMENT

This Agreement provides for the payment of compensation to Executive in the event (1) Executive’s employment is involuntarily terminated by the Company without Cause, or (2) Executive resigns employment from the Company with Good Reason. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment without Good Reason, this Agreement shall terminate, and Executive shall not be entitled to any payments or compensation pursuant to the terms of this Agreement.

This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered to be employment at will.

Executive agrees that the severance benefits under this Agreement shall be the only severance benefits payable to Executive by the Company and its affiliates as a result of Executive’s termination of employment and Executive hereby waives Executive’s rights (if any) to any severance benefits payable under any other agreement, plan or program of the Company and its affiliates to the extent such severance benefits become payable hereunder; provided, that, if severance is not paid due to application of Section 4, the Company’s normal severance policy shall apply.

3. SEVERANCE BENEFITS

Subject to Section 4 hereof, if (1) Executive’s employment is involuntarily terminated by the Company without Cause (and such termination does not arise as a result of Executive’s death or Disability), or (2) Executive voluntary resigns with Good Reason, then, subject to Executive executing and delivering to the Company (without revocation) a valid release of claims in the form attached hereto as Exhibit A (the “General Release”) no later than 21 days following such termination of employment and Executive’s compliance in all material respects with Executive’s covenants and obligations contained in this Agreement, the Restricted Activities Agreement (as defined below) and the General Release (provided, that, the Company shall provide Executive with written notice of any such noncompliance and not less than 30 days to cure, if curable), Executive shall be entitled to the following:

3.1. the Company shall continue to pay to Executive Executive’s Annual Base Salary, less withholding of all applicable taxes and other applicable deductions, in accordance with the Company’s regular payroll practices for a period of twelve (12) months commencing on the first payroll date following the effectiveness of the General Release (provided, that, Executive shall not be treated as an employee while receiving such amounts);

3.2. if the termination date occurs on or after the first day of the third quarter of the fiscal year when such termination date occurs, the Company shall pay Executive a prorated annual bonus for the portion of the fiscal year worked prior to termination of employment based on actual performance achieved as determined as of the end of such year payable when bonuses are generally paid to other Company executives;

3.3. subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for (i) a period of twelve (12) months following Executive’s termination of employment, which shall be paid for by the Company and (ii) a subsequent period of six (6) months following such initial twelve (12) month period which shall be paid for by Executive but which will be subsidized by the Company (such that Executive’s cost of such COBRA coverage for such six (6) month period will be the same as Executive would have paid had Executive remained an employee and an active participant in the group health plan); provided that Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Executive obtains other employment that offers comparable group health benefits, such continuation of coverage by the Company under this Section 3.3 shall immediately cease; and

3.4. any earned but unpaid bonus for any prior completed bonus year shall be payable when otherwise paid to other Company executives.

4. Negation of Severance Payments and Benefits.

Notwithstanding anything herein to the contrary, the Company may, in its sole and absolute discretion, at any time within 20 days of Executive’s termination of employment, elect to terminate all severance payments and benefits hereunder without further obligation to Executive (or to Executive’s eligible dependents, successors, personal representatives, heirs, beneficiaries or estate), and Executive shall have no further right or claim with respect to such severance payments or benefits (or any claims for losses, costs, fees, damages, debts, or other causes of action arising from or related to any such election by the Company); provided, that upon any such election, Executive shall be released from any further obligations under the Restricted Activities Agreement, each other Protective Agreement (if any), and the General Release.

5. SECTION 409A.

This Agreement and the severance payments and benefits herein are intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. To the extent Section 409A applies, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If any payment provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A, then such payment shall not be paid until the first payroll date following the six-month anniversary of Executive’s termination of employment. To the extent that any payment of severance benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A, any payment of any such amount or provision of any benefit otherwise scheduled to occur prior to the 30th day following the date of termination of employment, but for the condition on executing the General Release as set forth herein, will not be made until the first payroll date following such 30th day, and any remaining payments thereafter due will be provided to Executive according to the applicable schedule set forth herein (in each case, subject to the satisfaction of such condition). For purposes of Section 409A, each payment under this Agreement will be treated as a separate payment. In the event the Company and Executive determine that any payment hereunder is not in compliance with Section 409A, the parties shall negotiate in good faith to modify the arrangement as necessary to be in compliance, preserving, to the maximum extent possible, the original economic intent of the parties hereunder.

6. COVENANTS.

6.1. Confidentiality. Executive agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms or existence of this Agreement except to Executive’s immediate family and any tax, legal, financial or other advisors or counsel Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive shall instruct each of the foregoing not to disclose the same to anyone. Executive may also disclose the terms and existence of this Agreement to the extent advised by counsel that such disclosure is required by court order, subpoena, or in response to the request of a governmental or regulatory entity; provided, that Executive shall, to the extent not prohibited by law, advise the Company of any such disclosure and shall use commercially reasonable efforts to obtain confidential treatment of any such information disclosed.

6.2. Restricted Covenants. Executive expressly acknowledges Executive’s obligations under that certain Restricted Activities Agreement, dated as of January 27, 2025 (the “Restricted Activities Agreement”), by and between Executive and SOLV Energy Parent Holdings LP (f/k/a AS Renewable Technologies Parent LP), a Delaware limited partnership (“Holdings”), and each other Protective Agreement to which Executive is a party, and Executive agrees that Executive shall comply with such obligations.

7. MISCELLANEOUS

7.1. Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

7.2. Successors; Binding Agreement. This Agreement is binding upon the parties and their successors, personal representatives, heirs and permitted assigns.

7.3. Notices. Any notice to be given under or by reason of this Agreement shall be in writing and shall be either personally delivered, emailed, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To Executive: At the last address and email on file on the records of the Company

To the Company:	16680 W. Bernardo Drive
San Diego, CA 92127
Attn: General Counsel

With a copy to:

c/o American Securities LLC
590 Madison Avenue, 38th Floor
New York, NY 10022
Attn: Eric Schondorf and Kevin Penn
Email: eschondorf@american-securities.com and
kpenn@american-securities.com,

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

7.4. Provisions Severable; Captions. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. The captions of the paragraphs or sections of this Agreement are meant for ease of reference and shall not define, limit, construe, or describe the scope, intent, or meaning of the provisions of this Agreement.

7.5. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

7.6. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

7.7. Governing Law. This Agreement shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof. Each party hereto shall submit to the venue and personal jurisdiction of the state and federal courts located in New York County, New York concerning any dispute for which judicial redress is permitted pursuant to this Agreement, and hereby waives any rights to challenge venue, forum selection or personal jurisdiction; however, the Company is not limited in seeking relief in those courts.

7.8. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE

/s/ Chad Plotkin
Name: Chad Plotkin

COMPANY

SOLV Energy, LLC

By:	/s/ George Hershman
Name:	George Hershman
Title:	Chief Executive Officer and President

[Severance Agreement]

Exhibit A

General Release

[See Attached]

GENERAL RELEASE

I, Chad Plotkin, in consideration of and subject to the performance by SOLV Energy, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), of its obligations under that certain severance agreement, dated as of January 29, 2025, by and between the Company and me (the “Severance Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Severance Agreement), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and its and their affiliates and all present, future and former directors, officers, agents, representatives, employees, independent contractors, owners, shareholders, members, insurers and benefit plans, assigns, attorneys, predecessors, successors and assigns of the Company, its subsidiaries and its affiliates and the Company’s direct or indirect owners, including the Partnership and Holdings (collectively, in such capacities, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 3 of the Severance Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I shall not receive the payments and benefits specified in Section 3 of the Severance Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company and any of the Released Parties.

2. Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators, successors and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or losses, promises or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties (hereinafter, “Claims”) which I, or any of my heirs, executors, administrators, successors or assigns, may have, through the date upon which I sign this General Release, including those Claims which (a) arise out of or are connected with my employment with, or my separation or termination from, the Company or any of the Released Parties; (b) arise out of, or relate to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to me or in which I may participate and/or any rights under bonus, severance, or other plans or programs of Released Parties and/or any other short-term or long-term cash-based incentive plans or programs of the Released Parties; or (c) arise out of, or relate to, my status as an employee, member, officer or director of any of the Released Parties, including, but

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not limited to, any allegation, Claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

3. I represent that I have made no assignment or transfer of any right, Claim, demand, cause of action, or other matter covered by paragraph 2 above. I represent that I am not aware of any Claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. I hereby waive any right or Claim that might exist prior to signing this General Release as a result of the knowledge of such different or additional Claims or facts.

4. I agree that this General Release does not waive or release any rights or Claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any Claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). Furthermore, this General Release does not release any Claim that relates to (i) my right to enforce this General Release; (ii) any rights I may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability or directors and officers insurance policy and under any other document or agreement, including, without limitation, the Company’s organizational documents; (iii) my right, if any, to government-provided unemployment and worker’s compensation benefits; (iv) my rights to receive the amounts described in paragraph 1 of this General Release that have not yet been paid (subject to the conditions thereof); (v) any vested benefits under a 401(k) plan on or prior to the date of my termination of employment; (vi) my rights as an equity stakeholder in the Partnership, Holdings, the Company and any affiliate thereof; or (vii) any Claim that by law cannot be waived.

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5. I represent and agree that I have not, by myself or on my behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor have I encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Notwithstanding the above, I further acknowledge that nothing in this General Release is intended to prohibit or restrict my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency; provided that I hereby waive the right to recover any monetary damages or other relief against any Released Parties; and provided, further, that nothing in this General Release shall prohibit me from receiving any monetary award to which I become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Severance Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

8. I agree that this General Release and the Severance Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Severance Agreement, except to my immediate family and any tax, legal, financial or other advisors or counsel I have consulted regarding the meaning or effect hereof or as required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated in the Severance Agreement and, all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of

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any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated by the Severance Agreement, (ii) the identities of participants or potential participants in the Severance Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of the transactions contemplated by the Severance Agreement), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated by the Severance Agreement.

9. The non-disclosure provisions in this General Release do not prohibit or restrict me (or my attorney) from (a) responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any other self-regulatory organization or governmental entity; (b) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this General Release or the Severance Agreement, or as required by law or legal process, including with respect to possible violations of law; (c) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (d) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this General Release or any other agreement between the parties or any other policies of the Company or its affiliates prohibits or restricts me from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to my attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. Nothing in this General Release or any other agreement between the parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

10. I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the business of the Company and its affiliates, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, work-related passwords, building or office access cards, keys, computer equipment, telephones, smartphones, laptops, manuals, files, documents, records, software, hard drives, recordings, tapes, reports, work product, customer data base and other data or non-public,

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confidential, proprietary and/or trade secret information of the Company) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. If I discover any property of the Company or non-public, confidential, proprietary and/or trade secret information in my possession after my termination of employment, I shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information. For the avoidance of doubt, I may retain copies of my contacts list, calendar and any files or records needed for my personal income tax returns.

11. I hereby confirm all of my obligations under the Restricted Activities Agreement and each Protective Agreement (as defined in the LPA).

12. I shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, Claims, charges or complaints by any non-governmental third party against any of the Released Parties, without requiring said parties to issue a subpoena, summons or warrant.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or Claims arising out of any breach by the Company of the Severance Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Section 7 of the Severance Agreement is hereby incorporated by reference herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

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(d)

I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND ANY CHANGES (WHETHER MATERIAL OR IMMATERIAL) MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE WILL NOT RESTART THE 21-DAY PERIOD;

(f)

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE MY CONSENT TO SUCH EXECUTION AND THAT SUCH REVOCATION MUST BE IN WRITING AND MUST BE E-MAILED TO ANNA HERTZMAN AT AHERTZMAN@SWINERTON.COM AND THAT THIS GENERAL RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH (8TH) CALENDAR DAY AFTER THE DATE I FIRST EXECUTE THIS GENERAL RELEASE; AND

(g)

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY IN EXCHANGE FOR CONSIDERATION TO WHICH I WAS NOT ALREADY ENTITLED AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Name: Chad Plotkin

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